Exhibit 99.1

Janus Henderson Group plc Reports Fourth Quarter and Full-Year 2023 Results

●

Solid long-term investment performance, with 60%, 69%, and 71% of assets under management (“AUM”) outperforming relevant benchmarks on a three-, five-, and 10-year basis, respectively, as of December 31, 2023

●	AUM increased 9% quarter over quarter and 17% year over year to US$334.9 billion as of December 31, 2023

●	US$(0.7) billion of net outflows in 2023 compared to US$(30.8) billion of net outflows in 2022[1]

●	US$(3.1) billion of net outflows in fourth quarter 2023 compared to US$(11.0) billion of net outflows in fourth quarter 2022

●	Fourth quarter 2023 diluted EPS of US$0.74, or US$0.82 on an adjusted basis

●	Strong balance sheet and cash generation, with over US$1.0 billion in cash and cash equivalents and US$442 million of cash provided from operating activities in 2023

●	Board declared a quarterly dividend of US$0.39 per share; returned US$321 million in capital through dividends and share buybacks in 2023

LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG” or the “Company”) published its fourth quarter and full-year 2023 results for the period ended December 31, 2023. Fourth quarter 2023 operating income was US$143.7 million compared to US$121.7 million in the third quarter 2023 and US$67.8 million in the fourth quarter 2022. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$156.2 million in the fourth quarter 2023 compared to US$125.4 million in the third quarter 2023 and US$123.2 million in the fourth quarter 2022.

Fourth quarter 2023 diluted earnings per share of US$0.74 compared to US$0.56 in the third quarter 2023 and US$0.39 in the fourth quarter 2022. Adjusted diluted earnings per share of US$0.82 in the fourth quarter 2023 compared to US$0.64 in the third quarter 2023 and compared to US$0.61 in the fourth quarter 2022.

Ali Dibadj, Chief Executive Officer, stated:

"The year ended strongly with fourth quarter results that delivered year-over-year improvement in net flows, a stable management fee rate, solid core revenues, continued cost management, growth in operating income and EPS, and an AUM tailwind entering 2024.

"The tremendous amount of work that began in 2022 to reposition Janus Henderson for greater success is paying off, as evidenced in our 2023 results. During 2023, we executed on our strategy, implemented cost efficiencies to facilitate strategic reinvestment in the business, simplified our operating model, and reinforced our culture through articulating our Mission, Values, and Purpose—all while keeping our clients, and their clients, at the heart of everything we do.

"The current environment remains uncertain, geopolitical tensions are heightened, and we continue to face industry headwinds. Throughout, our focus remains the same—we will control what we can control and position Janus Henderson for growth. We have a fortress balance sheet, strong cash generation, disciplined investment teams and processes, and efficient cost management.

"As we enter 2024, and mark Janus Henderson’s 90th anniversary of providing a world-class investment experience, we are encouraged by many signs of clear progress, which we believe has us squarely on the path to achieving our ambitions of organic growth and delivering superior outcomes for our clients, their clients, colleagues, shareholders, and other stakeholders.”

[1]	Net flows exclude Intech, the sale of which was completed March 31, 2022.

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Company presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, JHG management evaluates the profitability of the Company and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2023	2023	2022	2023	2022
GAAP basis:
Revenue	568.5	521.0	515.2	2,101.8	2,203.6
Operating expenses	424.8	399.3	447.4	1,618.1	1,713.8
Operating income	143.7	121.7	67.8	483.7	489.8
Operating margin	25.3%	23.4%	13.2%	23.0%	22.2%
Net income attributable to JHG	121.3	93.5	65.0	392.0	372.4
Diluted earnings per share	0.74	0.56	0.39	2.37	2.23

Adjusted basis:
Revenue	455.2	405.0	405.2	1,645.9	1,705.3
Operating expenses	299.0	279.6	282.0	1,137.2	1,128.6
Operating income	156.2	125.4	123.2	508.7	576.7
Operating margin	34.3%	31.0%	30.4%	30.9%	33.8%
Net income attributable to JHG	135.2	106.7	102.0	435.2	433.8
Diluted earnings per share	0.82	0.64	0.61	2.63	2.60

DIVIDEND AND SHARE REPURCHASE

On January 31, 2024, the Board declared a fourth quarter dividend in respect of the three months ended December 31, 2023, of US$0.39 per share. Shareholders on the register on the record date of February 12, 2024, will be paid the dividend on February 28, 2024.

As part of the US$150 million on-market share repurchase program approved by the Board in October 2023, JHG purchased approximately 2.3 million of its ordinary shares on the New York Stock Exchange (NYSE) in the fourth quarter, for a total outlay of approximately US$62 million.

AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client switches.

Total comparative AUM and flows

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2023	2023	2022	2023	2022
Opening AUM	308.3	322.1	274.6	287.3	432.3
Sales	14.4	11.8	14.8	60.9	60.5
Redemptions	(17.5)	(14.4)	(25.8)	(61.6)	(97.0)
Net sales / (redemptions)	(3.1)	(2.6)	(11.0)	(0.7)	(36.5)
Market / FX	29.7	(11.2)	23.7	48.3	(80.2)
Disposals[1]	—	—	—	—	(28.3)
Closing AUM	334.9	308.3	287.3	334.9	287.3

[1]	Disposals relate to the sale of Intech.

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Quarterly AUM and flows by capability

		Fixed
	Equities	Income	Multi-Asset	Alternatives	Total
AUM 31 Dec 2022	171.3	59.8	45.5	10.7	287.3
Sales	10.7	7.3	1.0	0.5	19.5
Redemptions	(7.4)	(3.7)	(1.8)	(1.1)	(14.0)
Net sales / (redemptions)	3.3	3.6	(0.8)	(0.6)	5.5
Market / FX	13.9	1.6	2.1	0.1	17.7
AUM 31 Mar 2023	188.5	65.0	46.8	10.2	310.5
Sales	8.6	5.1	1.1	0.4	15.2
Redemptions	(8.6)	(4.1)	(1.8)	(1.2)	(15.7)
Net sales / (redemptions)	—	1.0	(0.7)	(0.8)	(0.5)
Market / FX	10.6	(0.1)	1.6	—	12.1
Reclassifications	0.4	—	—	(0.4)	—
AUM 30 Jun 2023	199.5	65.9	47.7	9.0	322.1
Sales	5.7	4.8	1.0	0.3	11.8
Redemptions	(8.0)	(3.9)	(1.7)	(0.8)	(14.4)
Net sales / (redemptions)	(2.3)	0.9	(0.7)	(0.5)	(2.6)
Market / FX	(8.0)	(1.7)	(1.7)	0.2	(11.2)
Reclassifications	(1.3)	—	0.6	0.7	—
AUM 30 Sep 2023	187.9	65.1	45.9	9.4	308.3
Sales	6.0	6.9	1.0	0.5	14.4
Redemptions	(9.2)	(5.2)	(2.4)	(0.7)	(17.5)
Net sales / (redemptions)	(3.2)	1.7	(1.4)	(0.2)	(3.1)
Market / FX	20.4	4.7	4.4	0.2	29.7
AUM 31 Dec 2023	205.1	71.5	48.9	9.4	334.9

Average AUM by capability

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2023	2023	2022	2023	2022
Equities	191.9	196.9	171.3	191.6	193.2
Fixed Income	66.8	66.1	59.0	65.5	67.2
Multi-Asset	46.9	47.7	45.5	47.1	49.2
Quantitative Equities	—	—	—	—	7.7
Alternatives	9.3	9.4	10.7	9.6	11.5
Total	314.9	320.1	286.5	313.8	328.8

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (as of December 31, 2023)

Capability	1-year	3-year	5-year	10-year
Equities	42%	48%	57%	60%
Fixed Income	79%	66%	88%	91%
Multi-Asset	8%	96%	97%	97%
Alternatives	57%	97%	100%	100%
Total	44%	60%	69%	71%

Outperformance is measured based on composite performance gross of fees versus primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees versus zero for absolute return strategies, (2) fund net of fees versus primary index, or (3) fund net of fees versus Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETF-enhanced beta strategies, Managed CDOs, Private Equity funds, and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Performance across all time periods excludes Intech, the sale of which was completed March 31, 2022. Excluded assets represent 3% of AUM. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (as of December 31, 2023)

Capability	1-year	3-year	5-year	10-year
Equities	57%	66%	80%	91%
Fixed Income	42%	33%	59%	64%
Multi-Asset	97%	96%	95%	95%
Alternatives	33%	85%	14%	100%
Total	63%	68%	80%	89%

Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (U.S. Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs, and Australian Managed Investment Schemes. Performance across all time periods excludes Intech, the sale of which was completed March 31, 2022. The top two Morningstar quartiles represent funds in the top half of their category based on total return. For the 1-, 3-, 5-, and 10-year periods ending December 31, 2023, 51%, 50%, 53%, and 64% of the 182, 173, 164, and 151 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on “primary” share class (Class I Shares, Institutional Shares, or share class with longest history for U.S. Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2023 Morningstar, Inc. All Rights Reserved.

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FOURTH QUARTER AND FULL-YEAR 2023 RESULTS BRIEFING INFORMATION

Chief Executive Officer Ali Dibadj and Chief Financial Officer Roger Thompson will present these results on February 1, 2024, on a conference call and webcast to be held at 9:00 a.m. ET.

Those wishing to participate should call:

United States	833 470 1428
United Kingdom	0808 189 6484
All other countries	+1 929 526 1599
Conference ID	235741

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of December 31, 2023, Janus Henderson had approximately US$335 billion in assets under management, more than 2,000 employees, and offices in 24 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:	Media enquiries:
Jim Kurtz	Nicole Mullin
Head of Investor Relations	Director of Media Relations
+1 303 336 4529	+44 (0)20 7818 2511
jim.kurtz@janushenderson.com	nicole.mullin@janushenderson.com

Or	Candice Sun
Head of Corporate Communications, North America
Investor Relations	+1 303 336 5452
investor.relations@janushenderson.com	candice.sun@janushenderson.com

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2023	2023	2022	2023	2022
Revenue:
Management fees	427.1	434.9	405.6	1,700.1	1,799.4
Performance fees	41.7	(15.8)	14.3	5.1	(10.7)
Shareowner servicing fees	53.6	54.9	51.3	213.3	224.0
Other revenue	46.1	47.0	44.0	183.3	190.9
Total revenue	568.5	521.0	515.2	2,101.8	2,203.6

Operating expenses:
Employee compensation and benefits	156.1	149.2	159.4	593.3	611.5
Long-term incentive plans	41.7	32.6	47.5	167.4	180.7
Distribution expenses	113.3	116.0	110.0	455.9	498.3
Investment administration	12.3	12.4	11.8	47.4	49.4
Marketing	8.9	9.6	6.3	36.6	27.1
General, administrative and occupancy	87.6	73.7	69.2	294.6	279.3
Impairment of goodwill and intangible assets	—	—	35.8	—	35.8
Depreciation and amortization	4.9	5.8	7.4	22.9	31.7
Total operating expenses	424.8	399.3	447.4	1,618.1	1,713.8

Operating income	143.7	121.7	67.8	483.7	489.8

Interest expense	(3.2)	(3.2)	(3.1)	(12.7)	(12.6)
Investment gains (losses), net	24.8	(5.9)	17.3	43.4	(113.3)
Other non-operating income (expense), net	11.9	(13.4)	4.8	12.6	11.5
Income before taxes	177.2	99.2	86.8	527.0	375.4
Income tax provision	(32.9)	(13.2)	(5.6)	(100.3)	(100.9)
Net income	144.3	86.0	81.2	426.7	274.5
Net loss (income) attributable to noncontrolling interests	(23.0)	7.5	(16.2)	(34.7)	97.9
Net income attributable to JHG	121.3	93.5	65.0	392.0	372.4
Less: allocation of earnings to participating stock-based awards	(3.5)	(2.8)	(2.1)	(11.2)	(11.3)
Net income attributable to JHG common shareholders	117.8	90.7	62.9	380.8	361.1

Basic weighted-average shares outstanding (in millions)	160.1	160.8	160.1	160.4	161.7
Diluted weighted-average shares outstanding (in millions)	160.2	160.9	160.4	160.5	162.0

Diluted earnings per share (in US$)	0.74	0.56	0.39	2.37	2.23

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of GAAP revenue, operating expenses, operating income, net income attributable to JHG, and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG, and adjusted diluted earnings per share.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2023	2023	2022	2023	2022
Reconciliation of revenue to adjusted revenue
Revenue	568.5	521.0	515.2	2,101.8	2,203.6
Management fees[1]	(40.8)	(41.4)	(39.3)	(164.8)	(193.2)
Shareowner servicing fees[1]	(42.9)	(43.9)	(42.4)	(172.4)	(185.2)
Other revenue[1]	(29.6)	(30.7)	(28.3)	(118.7)	(119.9)
Adjusted revenue	455.2	405.0	405.2	1,645.9	1,705.3

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	424.8	399.3	447.4	1,618.1	1,713.8
Employee compensation and benefits[2]	(2.2)	(0.9)	(16.8)	(5.8)	(16.8)
Long-term incentive plans[2]	(0.5)	2.4	(2.1)	(1.2)	(21.1)
Distribution expenses[1]	(113.3)	(116.0)	(110.0)	(455.9)	(498.3)
General, administration and occupancy[2]	(9.6)	(4.7)	(0.2)	(16.3)	(9.5)
Impairment of goodwill and intangible assets[3]	—	—	(35.8)	—	(35.8)
Depreciation and amortization[3]	(0.2)	(0.5)	(0.5)	(1.7)	(3.7)
Adjusted operating expenses	299.0	279.6	282.0	1,137.2	1,128.6

Adjusted operating income	156.2	125.4	123.2	508.7	576.7

Operating margin	25.3%	23.4%	13.2%	23.0%	22.2%
Adjusted operating margin	34.3%	31.0%	30.4%	30.9%	33.8%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	121.3	93.5	65.0	392.0	372.4
Employee compensation and benefits[2]	2.2	0.9	16.8	5.8	16.8
Long-term incentive plans[2]	0.5	(2.4)	2.1	1.2	21.1
General, administration and occupancy[2]	9.6	4.7	0.2	16.3	9.5
Impairment of goodwill and intangible assets[3]	—	—	35.8	—	35.8
Depreciation and amortization[3]	0.2	0.5	0.5	1.7	3.7
Investment gains (losses), net[4]	0.2	(0.2)	0.4	12.5	0.4
Other non-operating income, net[4]	3.0	25.6	0.1	28.6	0.3
Income tax provision[5]	(1.8)	(15.9)	(18.9)	(22.9)	(26.2)
Adjusted net income attributable to JHG	135.2	106.7	102.0	435.2	433.8
Less: allocation of earnings to participating stock-based awards	(3.9)	(3.2)	(3.4)	(12.4)	(13.1)
Adjusted net income attributable to JHG common shareholders	131.3	103.5	98.6	422.8	420.7

Weighted-average diluted common shares outstanding – diluted (in millions)	160.2	160.9	160.4	160.5	162.0
Diluted earnings per share (in US$)	0.74	0.56	0.39	2.37	2.23
Adjusted diluted earnings per share (in US$)	0.82	0.64	0.61	2.63	2.60

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and servicing fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue.

[2]

Adjustments include rent expense, rent income, other rent-related adjustments associated with subleased office space, and the acceleration of long-term incentive plan expense related to the departure of certain employees. Adjustments for the three months and year ended December 31, 2023, also include a US$9.3 million charge related to a separately managed account trade error. Adjustments for the three months and year ended December 31, 2022, also include redundancy payments associated with the reduction in force. JHG management believes these costs are not representative of our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. Adjustments for the three months and year ended December 31, 2022, also include impairment charges of certain mutual fund investment management contracts, client relationships and trademarks. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

[4]

Adjustments for the year ended December 31, 2023, include a provision for a credit loss and a contingent consideration fair value adjustment related to the 2022 sale of Intech, a correction due to an error of previously recognized earnings associated with an equity method investment and accumulated foreign currency translation expense related to JHG liquidated entities. Adjustments for the three months ended December 31, 2023, primarily consist of accumulated foreign currency translation expense related to JHG liquidated entities. The adjustment for the three months ended September 30, 2023, consists of a provision for a credit loss and a contingent consideration fair value adjustment related to the 2022 sale of Intech. JHG management believes these costs are not representative of our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible. In addition, adjustments for the year ended December 31, 2023, were impacted by the change to our state tax rate. As a result, the U.S. deferred tax assets and liabilities were revalued from 23.9% to 23.5%, creating a non-cash deferred tax benefit of US$8.8 million.

Condensed consolidated balance sheets (unaudited)

	31 Dec	31 Dec
(in US$ millions)	2023	2022
Assets:
Cash and cash equivalents	1,152.4	1,162.3
Investment securities	334.2	261.6
Property, equipment and software, net	44.2	51.8
Intangible assets and goodwill, net	3,721.6	3,667.8
Assets of consolidated variable interest entities	405.9	352.0
Other assets	838.3	742.3
Total assets	6,496.6	6,237.8

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	304.6	307.5
Deferred tax liabilities, net	570.8	574.6
Liabilities of consolidated variable interest entities	3.2	4.3
Other liabilities	762.5	754.9
Redeemable noncontrolling interests	317.2	233.9
Total equity	4,538.3	4,362.6
Total liabilities, redeemable noncontrolling interests and equity	6,496.6	6,237.8

Condensed consolidated statements of cash flows (unaudited)

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions)	2023	2023	2022	2023	2022
Cash provided by (used for):
Operating activities	161.5	216.9	146.0	441.6	473.3
Investing activities	(86.8)	16.0	(52.5)	(328.9)	58.5
Financing activities	(76.1)	(91.5)	(3.9)	(151.9)	(419.1)
Effect of exchange rate changes	29.2	(25.5)	51.1	30.9	(54.9)
Net change during period	27.8	115.9	140.7	(8.3)	57.8

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Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows of JHG in accordance with GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson’s Annual Report on Form 10‑K for the year ended December 31, 2022, filed with the SEC (Commission File No. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including, but not limited to, increasing interest rates and inflation, volatility, or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions and other withdrawals from the funds and accounts we manage, and other factors identified in JHG’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2022, and in other filings or furnishings made by the Company with the Securities and Exchange Commission from time to time (Commission File No. 001‑38103), including those that appear under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Many of these factors are beyond the control of JHG and its management. Any forward-looking statements contained in this document are as of the date on which such statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except as required by law.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

The information, statements, and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries.

© Janus Henderson Group plc.

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